Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-219368

PROSPECTUS SUPPLEMENT
(To prospectus dated August 3, 2017)

                               CEL-SCI CORPORATION


     On June 22, 2017 the Company sold convertible notes in the principal amount of $1,510,000 to private investors. Holders of notes in the principal amount of $450,700 subsequently converted these notes into shares of the Company's common stock.

     On November 2, 2017 holders of convertible notes in the remaining principal amount of $1,059,300 agreed to extend the maturity date of their notes to September 21, 2018.

     In consideration for the extension of the maturity date of the notes, the Company issued a total of 446,748 Series RR warrants to the note holders that agreed to the extension. Each Series RR warrant entitles the holder to purchase one share of the Company's common stock at a price of $1.65 per share at any time on or before October 30, 2022.







                  Prospectus Supplement dated December 6, 2017